3: European Equity Fund 10f-3
European Equity Fund 10f-3 Transactions Q4 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	nCipher plc	SAPsi	Caatoosee AG
Underwriters	DB, ING	Commerzbank	Dresdner
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	nCipher Ordinary Shares	SAPsi Ordinary Shares	Caatoosee Ordinary Shares
Is the affiliate a manager or co-manager of offering?	co-lead	no	no
Name of underwriter or dealer from which purchased	ING	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	10/17/2000	9/13/2000	9/20/2000

Total amount of offering sold to QIBs	GBP 93,000,000	-	-
Total amount of any concurrent public offering	EUR 165,870,000		EUR 72,660,000
Total	GBP 93,000,000	EUR 165,870,000	EUR 72,660,000

Public offering price	GBP 2.75	EUR 19	EUR 21
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	GBP 0.078375 (2.85%)	EUR 0.285 (1.5%)	EUR 0.5989 (2.85%)

Shares purchased	900,000	n/a	n/a
Amount of purchase	GBP 2,475,000	n/a	n/a

% of offering purchased by fund	2.65%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	2.65%	n/a	n/a